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                    [LETTERHEAD FOR CROSSWORLDS SOFTWARE]

                                                                   Exhibit 10.30


February 14, 2000

Mark C. Bishof
800 Sherlin Lane
Great Falls, Virginia 22066

Dear Mark:

On behalf of CrossWorlds Software, Inc. a Delaware corporation, I would like to extend to you a formal offer to join the Company in the position of Senior Vice President of Global Services.

This offer is comprised of the following elements:
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(A)  Your initial starting salary will be $275,000 per year and will be paid in arrears on a semi-monthly basis. You will be entitled to participate in the Executive Bonus Program at a bonus of 50% of base salary, or $137,500, achievement of which will be based on criteria set by management.

(B) CrossWorlds will recommend an incentive stock option to purchase 250,000 shares of CrossWorlds Software Common Stock at a price to be determined by the Board of Directors at the Board meeting immediately following your joining(option and price are subject to Board approval). These stock options recommended will be granted under the Executive Stock Option Plan. This option shall vest 1/8 of these shares six (6) months after the vesting commencement date and thereafter on a monthly basis at a rate of 1/48 of the total number of shares awarded such that the entire option will be fully vested at the end of 4 years of continual service with the Company.

     The Company will cancel any unvested portion of these shares if your employment with the Company should end for any reason prior to the completion of the 4 years of continual service. The Company will prepare a stock option agreement that outlines all of the appropriate provisions and conditions associated with the option award outlined above.

(C) This offer is subject to satisfactory verification by CrossWorlds Software of your employment history as represented by you. This offer and your subsequent employment are further contingent upon your execution of a CrossWorlds Software Non-Disclosure and Proprietary Information Agreement, which will be provided to you for your review and signature on or before your first day of employment. As required by law according to the Immigration Reform and Control Act of 1986, this offer and your subsequent employment are contingent upon your completing Form I-9 and producing proof that you are legally entitled to work in the United States.
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Mark C. Bishof
February 14, 2000
Page 2


(D) Your employment with the Company will be "at will" and may be terminated by you or the Company at any time, with or without cause. If during the first calendar year of employment the Company terminates you for any reason, you will be entitled to six months of base pay plus 50% of base salary.

(E) CrossWorlds Software, Inc. provides a comprehensive benefits program that includes medical, dental, vision, life, and disability benefits plus a 401(k) plan. You will be eligible to participate in these programs immediately upon your start date.

(F) The Company shall extend a $50,000 loan to you, forgivable monthly over twenty-four months, from the date of your employment with the Company. Such loan will be funded on April 30, 2000.

Mark, I hope that you elect to join CrossWorlds Software and I sincerely believe that you have the potential to make a significant contribution to the Company.
I would like you to join our efforts as soon as possible, however I am anticipating that a reasonable start date would be March 6, 2000 or as mutually decided. This offer is open to your acceptance until February 18, 2000. CrossWorlds Software reserves the right to withdraw this offer prior to your formal acceptance at any time.

Sincerely Yours,


/s/ Alfred J. Amoroso
Alfred J. Amoroso
President and CEO

I hereby accept this offer on the terms outlined above.


/s/ Mark C. Bishof      2/18/00              3/6/00
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Mark C. Bishof          Acceptance Date      Start Date